CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Jacobs Broel Value Fund, a series of PFS Funds, we hereby consent to references to our firm included in or made a part of this Post-Effective Amendment to the PFS Funds’ Registration Statement on Form N-1A.

/s/Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd. Westlake, Ohio June 22, 2012